UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-121771

UNDER
THE SECURITIES ACT OF 1933

 THE WARNACO GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4032739
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

501 Seventh Avenue
New York, New York 10018
(Address of Principal Executive Offices)

The Warnaco Group, Inc. Employee Savings Plan
 (Full Title of the Plan)

Mark D. Fischer, Esq.
Senior Vice President and Secretary
The Warnaco Group, Inc.
c/o PVH Corp.
200 Madison Avenue
New York, New York 10016
(212) 381-3500
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:
 Andrew J. Nussbaum, Esq.
Greg E. Ostling, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statements”) filed by The Warnaco Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

1.
Registration Statement No. 333-121771, filed on December 30, 2004, registering 500,000 shares of Common Stock issuable under The Warnaco Group, Inc. Employee Savings Plan and an indeterminate number of plan interests.

On February 13, 2013, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 29, 2012, among the Company, PVH Corp., a Delaware corporation (“PVH”), and Wand Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of PVH (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of PVH (the “Merger”).

As a result of the Merger, the Company has terminated offerings of the Company’s securities pursuant to the Registration Statement.  Accordingly, pursuant to undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of February, 2013.

THE WARNACO GROUP, INC.

By:	/s/ Michael A. Shaffer
Name:	Michael A. Shaffer
Title:	Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Emanuel Chirico Emanuel Chirico	Director and President (Principal Executive Officer)	February 14, 2013

/s/ Michael A. Shaffer Michael A. Shaffer	Director and Executive Vice President (Principal Financial Officer)	February 14, 2013

/s/ Bruce Goldstein Bruce Goldstein	Senior Vice President (Principal Accounting Officer)	February 14, 2013

/s/ Mark D. Fischer Mark D. Fischer	Director	February 14, 2013

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the
City of New York, State of New York, on February 14, 2013.

                                     THE WARNACO GROUP, INC.
                                        EMPLOYEES SAVINGS PLAN

                                      By: DANA M. PERLMAN

         /s/ Dana M. Perlman
                                      Name: Dana M. Perlman
                                      Title: Member, Retirement Committee